Exhibit 99.1

Tripath Agrees to Settle Derivative Shareholder Litigation

San Jose, Calif., July 24, 2006, Tripath Technology Inc. (OTC BB: TRPH) today announced it has entered into a Stipulation of Settlement of Derivative Claims (the Stipulation) to settle the derivative shareholder litigation entitled Lyon v. Tripathi et al., Case No. 104CV031905, pending in the Superior Court of the State of California, County of Santa Clara (the Court) against Tripath and certain of its current and former officers and/or directors (the Derivative Action).

Under the terms of the Stipulation, the parties agreed the Derivative Action will be dismissed in exchange for implementation of certain corporate governance changes and payment of plaintiff’s attorneys’ expenses in an amount not to exceed $6,000.00. Except for this payment, the parties shall bear their own attorneys’ fees in connection with the Derivative Action. The Stipulation remains subject to the satisfaction of various conditions, including without limitation final approval of the Stipulation by the Court.

“This settlement puts the derivative securities litigation behind Tripath at minimal expense,” said Jeffrey L. Garon, Tripath’s Vice President, Finance and Chief Financial Officer.

About Tripath Technology Inc.

Based in San Jose, California, Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media, consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing® (DPP), which leverages modern advances in digital signal processing and power processing. Tripath markets audio amplifiers with DPP under the brand name Class-T®. Tripath’s current customers include, but are not limited to, companies such as Alcatel, Alpine, Hitachi, JVC, Sanyo, Sharp, Sony and Toshiba. For more information on Tripath, please visit Tripath’s web site at www.tripath.com.

CONTACT:

Tripath Technology Inc.

Jeffrey L. Garon, 408-750-6801

jgaron@tripath.com

INVESTOR CONTACT:

Lippert / Heilshorn & Associates, Inc.

Kirsten Chapman, 415-433-3777

kirsten@lhai-sf.com